Exhibit 99.2

FOR IMMEDIATE RELEASE

ADA-ES PROVIDES UPDATE ON PROGRESS WITH REFINED COAL ACTIVITIES

First Three M45 Facilities Successfully Placed in Service

LITTLETON, CO – November 29, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today provided an update on the progress of Clean Coal Solutions, LLC (“Clean Coal”), its joint venture with an affiliate of NexGen Resources Corporation and an affiliate of The Goldman Sachs Group, Inc. Clean Coal is marketing two different technologies, CyClean and M45, both of which reduce emissions of NOx and mercury, and qualify for IRS Section 45 tax credits of over $6.33 per ton of coal.

To date, Clean Coal has installed and operated 15 Refined Coal (“RC”) facilities, consisting of both CyClean and M45 technologies, at various utility sites, with three more RC facilities scheduled to be qualified by the end of next week. ADA expects that each of these 18 facilities will satisfy the “placed-in-service” requirements from initial operations, which would make these facilities available for full-time operation in 2012 and qualify for the IRS Section 45 tax credits for a ten-year period. Clean Coal’s goal is to install and operate up to eight additional RC facilities by year-end, for a total of 26 facilities installed in 2011.

After initial operation, it takes an average of approximately six months to obtain permits for full-time operation, secure necessary approvals from Public Utility Commissions and complete all necessary contracts. If all planned RC facilities become fully operational, which we expect to occur throughout 2012, they should produce a total of more than 40 million tons of RC per year. At this level of production, ADA expects to generate pre-tax income of approximately $50 million per year after payments to minority partners for the 10-year life of the tax credits. Based on continued progress with permitting and contract negotiations between the lessees of the facilities and the utilities where the facilities are sited, ADA hopes to have several of these additional facilities processing more than 15 million tons of coal per year in routine operations within the next two months.

Clean Coal is financing the construction and installation of the new RC facilities with a $15 million line of credit with a commercial bank, internal cash flows of approximately $20 million per year from the first two RC facilities in operation since June 2010, and deposits received to secure participation in the facilities. To date, Clean Coal has received $11 million in deposits from the likely lessees.

Success with M45 Technology

Included in the 26 new facilities expected to be installed by year-end are six facilities designed to operate using ADA’s new patent-pending M45 technology. In September, ADA announced it had successfully demonstrated this new technology for producing RC that complements and expands Clean Coal’s market for RC beyond the patented and currently operating CyClean technology, which is limited to cyclone boilers. In November, ADA signed a non-binding term sheet granting an exclusive license of M45 to Clean Coal. The exclusive license that would result from the expected definitive agreement will include a royalty based on a percent of operating income on future production of M45 RC and prepaid royalties up to $10 million, in addition to ADA’s 42.5% distributions from the JV.

Over the past few weeks, ADA has successfully placed-in-service three RC facilities based upon the M45 technology. This includes the first system off the line designed exclusively for M45 and two facilities originally built for CyClean. In the full-scale operation of these facilities, the M45 technology demonstrated mercury removal over 40% and up to 70%, and NOx reductions over 20% and up to 30%. The capability of using CyClean facilities with the M45 technology gives Clean Coal greater flexibility in deciding where to locate the plants, increasing the potential RC production.

Dr. Michael Durham, President and CEO, stated, “We have established a very aggressive schedule for optimizing RC opportunities and are making great progress getting these facilities installed and operating. These business opportunities do not depend upon any new environmental or tax regulations. The current 10-year tax credits do not require any additional approval by Congress, which provides us with confidence that CyClean and the M45 technologies will generate long-term cash flows.”

The Company will be presenting this update at the 2011 Baird Clean Technology Conference at 2:15 pm Pacific Time on Wednesday, November 30, 2011 at the Four Seasons Hotel in San Francisco, CA. A copy of the slides will be available via the Investor Information section of ADA’s website at www.adaes.com. The presentation slides will also be filed as a Current Report on Form 8-K with the U.S. Securities and Exchange Commission on or before November 30, 2011.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.
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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and expect to provide our patent pending refined coal technology M-45 which both reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding whether the refined coal facilities satisfy the “placed-in-service” requirements and will qualify for IRS Section 45 tax credits; amount and timing of revenues, earnings, operating income, cash flows and other financial measures; timelines for our projects and timing of when the RC facilities will become fully operational; the number of refined coal facilities to be installed by year end and the amount of refined coal capable of being produced from such facilities; the execution and content of the definitive agreement with CCS for the M45 technology; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing of regulations and any legal challenges to them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up operations to effectively address expected growth in our target markets; failure of CCS’ leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the leases for such facilities; decreases in the production of refined coal by the lessee; seasonality; failure to build or monetize new CyClean and M45 facilities to meet the Section 45 tax credit placed-in-service date; issues arising out of CCS’s due diligence review of the M45 technology and our inability to address those concerns or negotiate, execute and close on definitive agreements; availability of raw materials and equipment for our businesses; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc. -or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President	The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO	www.theequitygroup.com
(303) 734-1727	Devin Sullivan, (212) 836-9608
www.adaes.com	Dsullivan@equityny.com